SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CLOSURE MEDICAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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The question and answers below were placed on Closure Medical Corporation’s intranet site on May 11, 2005 for Closure Medical Corporation employees.

Questions Relating to the Proposed Merger with J&J

The following are management’s answers to questions received from employees of Closure Medical:

1. What if we already own shares in the ESPP but are forced to sell because of the merger, but have been holding the shares to reduce the extra taxes from selling? Can Closure or J&J offset the extra cost to employees?

Neither company can absorb your tax liability for selling ESPP shares. Tax implications of the stock purchase plan can be very complicated. Contact a tax advisor with questions specific to your situation.

2a. Will annual reviews and raises be impacted?

2b. My review is unfortunately at a poor time, June 11th. Does JNJ give merit increases at one time? Will I get a raise this year or have to wait until that one time?

We will continue Closure’s practice of conducting merit reviews on an annual basis based on an employee’s anniversary date of employment with the company. In general, we understand that Ethicon’s annual merit reviews are conducted on a calendar year basis at the end of each year but Ethicon will provide you with information about this and its other employment practices once the merger is complete.

3a. If we hold our options until the merger, will we get the full $27.00 price? Do we need to do anything to exercise at that time?

3b. When the deal closes, will the options automatically execute or will employees need to make a “same day sale” transaction? Will we be instructed what to do?

3c. Stock Options: Will all awarded stock options (that are not yet vested) vest prior to completion of the merger? Are employees responsible for exercising these stock options (probably out of their own pockets) prior to JNJ buying these shares, or will Closure, with help from E-Trade accounts, allow this to be a “paperless transaction” where no money is outlaid by employees?

For a full explanation of the effect of the merger on stock options see the memo from Benny Ward and Mike Hoban dated March 31, 2005, RE: Effect of Merger on Stock Options. If you still have questions, please see Benny Ward or Mike Hoban.

4. Some employees will receive a large payout from stock options. Can the company get an outside consultant to conduct a workshop to discuss the tax consequences of this payout and possibly provide options on any tax-advantaged programs that could be out there? Will we get a check in the mail for the after tax amount or are there other options as to how the money will be distributed? Can I roll over the money from my options to a retirement account and not pay the 50% tax rate?

Because each individual’s situation is different and questions are specific to your situation, associates are encouraged to seek assistance from your personal financial planner/accountant.

Payment will be made as a lump sum cash payment only. Checks will be generated through Closure’s ADP payroll system and will be paid as soon as practicable following the completion of the merger.

5. Can we use the modeling application in Options Link with a share price of $27 to determine what our payout will be?

Yes. In order to do this, you must have an E-Trade account (if you need assistance opening an account please see Shawn Peterson or Diane Lewis). Go to www.optionslink.com. You’ll see a listing of all your options, both vested and non-vested. Click on the Modeling tab at the top of the page. Click on “same-day sale”. Enter $27.00 share price. In the “to be exercised” column you will see your current exercisable shares. Replace that number with the number of shares listed just to the left of the exercisable column and calculate.

6. Many employees have shares of CLSR stock in their 401(k) from the past when the company contributed some of the 40l(k) match in stock. Will these shares be replaced with cash in the 40l(k) when the transaction is complete?

Yes, if you have CLSR stock in your 40l(k) portfolio, the shares will be sold at $27.00/share and the lump sum cash payment will be deposited in your 40l(k) account.

7a. 40l(k): When will our contributions (and the company match) to our Closure 40l(k) terminate, and when will contributions and matches begin for JNJ 40l(k)’s?

7b. Does J&J have a 40l(k) program? If so, when can we start participating?

Once the merger is approved, a plan for conversion to the J&J benefit plans will be developed. We anticipate a smooth and orderly transition, however, this will take some time. Details will be communicated to all employees once the benefits integration plan is complete.

8. Does J&J have an employee stock purchase plan? If so, when can we start participating?

Yes, J&J has an ESPP. Details regarding participation will be communicated to all employees once the benefits integration plan is complete.

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9. Will the hours of work change or the option for flex hours?

No changes are expected.

10a. Will our timekeeping system change? Also will we still track our time by project categories?

10b. Will payday change?

There will be no initial changes, however, in January 2006 our pay system will be integrated with J&J’s system. We won’t know the extent of any changes until later this year.

11. What about the CMC bonus at the end of the year? Does JNJ have a bonus structure? If not, is CMC adding a standard percentage to the employee’s salary prior to the merger?

The plan is to maintain Closure’s bonus plan through 2005. Any plan modifications made in 2006 will be communicated to all associates. Salaries will continue to remain competitive based on regional and national survey data.

12a. Vacation: Will employees continue to earn vacation hours at the Closure rates, or will we earn at the Ethicon rate?

12b. I am at negative vacation. Will I owe CMC money at the close of the sale?

Associates will continue to earn personal time under the Closure policy through the end of 2005. Prior to year’s end the transition from Closure personal time to J&J vacation will be communicated to all associates.

Associates currently in “negative” personal time status are expected to be out of the negative by the end of 2005.

13. What are the details of the insurance package and will any waiting periods apply?

The details of the insurance package have yet to be determined and won’t be known until the benefit integration is complete. All full-time employees are expected to transition to the J&J benefits on January 1, 2006. There will be no gap in coverage.

14. What about my medical reimbursement plan? Can I still use that money until August 1st?

Yes.

15. What about my Closure AFLAC? Is it transferable?

Yes, your Closure AFLAC insurance is a transferable product. Once the benefit integration plan is complete, we will know if you can continue to pay your premiums via payroll deduction.

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16a. Ethicon: What degree of interaction with current Ethicon employees can be expected? Will engineers, marketing, etc. sit in or takeover existing projects?

16b. Goals: Is it safe to assume that the company goals will be re-vamped and there will be a new project prioritization based on Ethicon’s initiatives? How will the new goals affect on-going projects, resource allocation, and annual income?

Four internal sub-teams have been formed (Finance, Human Resources, Operations, R&D/Regulatory/Clinical) to develop detailed integration plans. These teams are comprised of Closure and Ethicon representatives. It is expected that within the next 30 days the respective teams will each produce a proposed 100-day plan that will define key tasks, actions and interactions that need to take place within the first 100 days following the completion of the merger. The details of the respective 100-day plans will be communicated to all associates once they are complete.

This material is not a substitute for the proxy statement the Company has filed with the SEC. You are urged to read the proxy statement, including detailed risk factors, because it contains important information. The proxy statement and other documents, which were filed by the Company with the SEC, are available free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s website at www.closuremed.com.

The Company and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in connection with the proposed transaction. You may obtain a detailed list of names, affiliations and interests of Company participants in the solicitation of proxies of the Company’s shareholders by reading the proxy statement.

Any references to the URLs of websites contained herein are intended to be inactive textual references only.

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